Exhibit 99.1

TACTILE SYSTEMS TECHNOLOGY, INC. REPORTS SECOND QUARTER 2016 FINANCIAL RESULTS AND INTRODUCES FISCAL YEAR 2016 OUTLOOK

Q2 Revenue Increased 34% Year-over-Year

MINNEAPOLIS, MN, September 7, 2016 – Tactile Systems Technology, Inc. (“Tactile Medical”) (Nasdaq: TCMD), a medical technology company that develops and provides innovative medical devices for the treatment of chronic diseases at home, today reported financial results for the second quarter ended June 30, 2016.

Second Quarter 2016 Highlights:

•	Total revenue of $19.7 million, up 34% year-over-year, compared to revenue of $14.8 million in the second quarter of 2015.
•	Flexitouch® revenue increased 34% year-over-year to $16.9 million, from $12.6 million.
•	Revenue for other products, consisting of revenue from sales of the Company’s ACTitouch® and Entré™ Systems, increased 31% year-over-year, to $2.8 million, from $2.2 million.
•	Operating income of $1.8 million, or 9.1% of total revenue, compared to $0.2 million, or 1.5% of total revenue, in the second quarter of 2015.
•	Net income of $1.0 million, compared to net income of $0.1 million in the prior year quarter.

Highlights Subsequent to Quarter-End:

•

On August 2, 2016, the Company closed an initial public offering (IPO) of its common stock that resulted in the sale of 4,120,000 shares at a price of $10.00 per share. The Company received net proceeds from the IPO of approximately $35.8 million, after deducting underwriting discounts and offering expenses.

“We are pleased with our performance in the second quarter,” said Gerald R. Mattys, Chief Executive Officer. “Our operating and financial results over the first half of 2016 reflect a combination of increasing market penetration and the growing awareness of Tactile Medical’s innovative solutions for the treatment of vascular disease among patients, providers and payers. Importantly, we are still in the early stages of executing our growth strategy and look forward to pursuing future opportunities as we leverage the investments in our distribution and reimbursement infrastructure.”

“We are delighted to have completed our IPO in July and are excited about the many opportunities ahead of us,” said Lynn Blake, Chief Financial Officer. “The IPO enabled us to strengthen Tactile Medical’s balance sheet while providing substantial capacity to further grow the business.”

Second Quarter 2016 Financial Results:

	Three Months Ended June 30,		Increase / Decrease
(In thousands)	2016	2015	$ Change	% Change
Flexitouch System	$16,892	$12,604	$4,288	34.0%
ACTitouch & Entré Systems	2,837	2,167	670	30.9%
Total Revenue:	$19,729	$14,771	$4,958	33.6%

Total revenue increased $4.9 million, or 34% year-over-year, to $19.7 million, compared to $14.8 million last year. The increase in revenue was driven by an increase of approximately $4.3 million, or 34% year-over-year, in sales of the Flexitouch System and an increase of approximately $0.7 million, or 31% year-over-year, in sales of the ACTitouch and Entré Systems.

Gross profit increased $4.0 million, or 39% year-over-year, to $14.4 million, compared to $10.4 million last year. Gross margin increased to 73% of sales in the second quarter of 2016, compared to 70% of sales last year, driven primarily by increased sales of the Flexitouch System.

Operating expenses increased $2.5 million, or 24% year-over-year, to $12.6 million, compared to $10.1 million last year. The increase in total operating expenses in the second quarter was driven by higher sales and marketing and reimbursement, general and administrative expenses, which increased 28% and 24%, respectively, year-over-year. These increases were driven primarily by the expansion in the field sales team as well as additional personnel in the reimbursement operations and corporate staff functions.

Operating income increased $1.6 million to $1.8 million, compared to $0.2 million last year. Operating margin increased to 9.1% of sales in the second quarter of 2016, compared to 1.5% of sales last year.

Net income increased $0.9 million year-over-year, to $1.0 million, compared to $0.1 million last year. Net income attributable to common stockholders increased to $0.2 million, or $0.04 per diluted share, compared to a net loss attributable to common stockholders of $0.3 million, or $0.12 per diluted share, last year. Net loss attributable to common stockholders in both the current and prior periods includes the accrual of convertible preferred dividends of $0.5 million.

Six-Months 2016 Financial Results:

Total revenue for the six months ended June 30, 2016 increased $8.5 million, or 34% year-over-year, to $33.4 million, compared to $24.9 million last year. The increase in revenue was driven by an increase of approximately $7.1 million, or 34% year-over-year, in sales of the Flexitouch System and an increase of approximately $1.4 million, or 42% year-over-year, in sales of the ACTitouch and Entré Systems, compared to the prior year.

Net income increased $0.7 million, to $8,000, compared to a net loss of $0.7 million in the prior year. Net loss attributable to common stockholders for the six months ended June 30, 2016 and June 30, 2015, was $1.0 million, or $0.30 per diluted share, and $1.7 million, or $0.61 per diluted share, respectively. Net loss attributable to common stockholders includes the accrual of convertible preferred dividends of $1.0 million, compared to $0.9 million last year.

As of June 30, 2016, cash and cash equivalents were $6.7 million, and the Company had no debt outstanding, compared to $7.1 million of cash and cash equivalents and no debt outstanding as of December 31, 2015. On

August 2, 2016, the Company completed its IPO, raising net proceeds of approximately $35.8 million, after deducting underwriting discounts and offering expenses of approximately $5.4 million. The Company paid $8.2 million in cumulative accrued dividends to its Series A preferred stockholders from the net offering proceeds. Information on the intended use of proceeds from the Company’s IPO was contained in the prospectus filed with the SEC on July 27, 2016.

Fiscal Year 2016 Outlook:

For the full year 2016, the Company expects total revenue in the range of $77.0 million to $79.0 million, representing growth of 22% to 26% year-over-year, compared to total revenue of $62.9 million in fiscal year 2015.

About Tactile Systems Technology, Inc.:

Tactile Systems Technology, Inc. (“Tactile Medical”) is a  medical technology company that develops and provides innovative medical devices for the treatment of chronic diseases at home. The Company is the sole manufacturer and distributor of the Flexitouch and Entré Systems, medical devices to help control symptoms of lymphedema, a chronic and progressive medical condition that is often an unintended consequence of cancer treatment, and the ACTitouch System, a medical device to treat venous leg ulcers and chronic venous insufficiency. The Company provides products for use both in the home and in health care institutions, including hospitals and vascular, wound and lymphedema clinics throughout the United States.  For additional information, please visit http://www.tactilemedical.com. To receive future press releases via email, please visit http://ir.stockpr.com/tactile/email-alerts.

Legal Notice Regarding Forward-Looking Statements:

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of the Company’s control that can make such statements untrue, including, but not limited to, the adequacy of the Company’s liquidity to pursue its complete business objectives; the Company’s ability to obtain reimbursement from third party payers for its products; loss or retirement of key executives; adverse economic conditions or intense competition; loss of a key supplier; entry of new competitors and products; adverse federal, state and local government regulation; technological obsolescence of the Company’s products; technical problems with the Company’s research and products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses;  price increases for supplies and components; and the inability to carry out research, development and commercialization plans.  In addition, other factors that could cause actual results to differ materially are discussed in the Company’s filings with the SEC, including the final prospectus for the Company’s initial public offering. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. The Company undertakes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Tactile Systems Technology, Inc.

Condensed Consolidated Balance Sheets

	June 30,	Pro Forma as of	December 31,
	2016	June 30, 2016	2015
(In thousands, except share and per share data)	(unaudited)	(unaudited)
Assets
Current assets
Cash and cash equivalents	$6,719	$6,719	$7,060
Accounts receivable, net	12,606	12,606	14,151
Inventories	5,945	5,945	5,781
Deferred income taxes	1,781	1,781	1,766
Prepaid expenses	434	434	602
Total current assets	27,485	27,485	29,360
Property and equipment, net	1,441	1,441	1,346
Other assets
Patent costs, net	2,356	2,356	2,489
Medicare accounts receivable – long term	1,787	1,787	2,039
Deferred income taxes	387	387	402
Other non-current assets	2,296	2,296	1,337
Total other assets	6,826	6,826	6,267
Total assets	$35,752	$35,752	$36,973

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$4,353	$4,353	$3,336
Accrued payroll and related taxes	1,987	1,987	3,355
Accrued expenses	1,092	9,192	916
Future product royalties	495	495	991
Income taxes payable	—	—	904
Total current liabilities	7,927	16,027	9,502
Long-term liabilities
Deferred compensation	193	193	193
Total liabilities	8,120	16,220	9,695
Convertible preferred stock
Series B convertible preferred stock; $0.001 par value, 5,319,066 shares authorized and 2,733,468 shares issued and outstanding as of June 30, 2016 (unaudited) and December 31, 2015 and no shares authorized, issued or outstanding as of June 30, 2016 (pro forma)	12,970	—	12,599
Series A convertible preferred stock; $0.001 par value, 3,112,153 shares authorized, 3,108,589 shares issued and 3,061,488 shares outstanding as of June 30, 2016 (unaudited) and December 31, 2015 and no shares authorized, issued or outstanding as of June 30, 2016 (pro forma)	20,980	—	20,328
Stockholders’ equity (deficit)
Preferred stock; $0.001 par value, 50,000,000 shares authorized and no shares issued and outstanding as of June 30, 2016 (pro forma)	—	—	—
Common stock; $0.001 par value, 14,184,175 shares authorized and 3,414,137 shares issued and outstanding as of June 30, 2016 (unaudited) and 300,000,000 shares authorized and 12,625,376 shares issued and outstanding as of June 30, 2016 (pro forma) and 14,184,175 shares authorized and 3,222,902 shares issued and outstanding as of December 31, 2015	3	13	3
Additional paid-in capital	—	25,840	—
Accumulated deficit	(6,321)	(6,321)	(5,652)
Total stockholders’ (deficit) equity	(6,318)	19,532	(5,649)
Total liabilities and stockholders’ equity (deficit)	$35,752	$35,752	$36,973

Tactile Systems Technology, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except share and per share data)	2016	2015	2016	2015
Revenues, net	$19,729	$14,771	$33,429	$24,892
Cost of goods sold	5,324	4,401	9,135	7,373
Gross profit	14,405	10,370	24,294	17,519
Operating expenses
Sales and marketing	7,598	5,929	14,879	11,098
Research and development	1,049	1,011	2,029	1,828
Reimbursement, general and administrative	3,966	3,202	7,380	5,849
Total operating expenses	12,613	10,142	24,288	18,775
Income (loss) from operations	1,792	228	6	(1,256)
Other income (expense)	5	3	10	15
Income (loss) before income taxes	1,797	231	16	(1,241)
Income tax expense (benefit)	809	93	8	(499)
Net income (loss)	988	138	8	(742)
Convertible preferred stock dividends	509	466	1,023	926
Allocation of undistributed earnings to preferred stockholders	302	-	-	-
Net income (loss) attributable to common stockholders	$177	$(328)	$(1,015)	$(1,668)
Net income (loss) per common share attributable to common stockholders
Basic	$0.05	$(0.12)	$(0.30)	$(0.61)
Diluted	$0.04	$(0.12)	$(0.30)	$(0.61)
Weighted-average common shares used to compute net income (loss) per common share attributable to common stockholders
Basic	3,406,420	2,808,004	3,349,873	2,724,320
Diluted	4,846,327	2,808,004	3,349,873	2,724,320
Pro forma net income per common share attributable to common stockholders
Basic			$-
Diluted			$-
Weighted-average shares used to compute pro forma net income per common share attributable to common stockholders
Basic			13,406,568
Diluted			14,846,475

Tactile Systems Technology, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six months ended
	June 30,
(In thousands)	2016	2015
Cash flows from operating activities
Net income (loss)	$8	$(742)
Adjustments to reconcile net income (loss) to net cash flows used in operating activities:
Depreciation and amortization	437	411
Deferred income taxes	—	(496)
Stock-based compensation expense	150	145
Change in allowance for doubtful accounts	300	—
Changes in assets and liabilities
Accounts receivable	1,245	1,637
Inventories	(164)	(866)
Prepaid expenses and other non-current assets	(791)	37
Medicare accounts receivable – long-term	252	(278)
Accounts payable	1,017	517
Accrued payroll and related taxes	(1,368)	(430)
Accrued expenses and income taxes payable	(728)	(209)
Future product royalties	(496)	(297)
Net cash used in operating activities	(138)	(571)
Cash flows from investing activities
Purchases of property and equipment	(393)	(261)
Patent costs	(6)	—
Net cash used in investing activities	(399)	(261)
Cash flows from financing activities
Payments on notes payable	—	(5)
Proceeds from exercise of common stock options and warrants	196	551
Net cash provided by financing activities	196	546
Net change in cash and cash equivalents	(341)	(286)
Cash and cash equivalents – beginning of period	7,060	5,416
Cash and cash equivalents – end of period	$6,719	$5,130
Supplemental cash flow disclosure
Cash paid for interest	$—	$—
Cash paid for taxes	$964	$212